                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
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                                                / Estimated average burden     /
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+--------+
| FORM 4 |                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

         Gecht                        Guy
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        (Last)                      (First)                        (Middle)

                               303 Velocity Way
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                                   (Street)

      Foster City                     CA                              94404
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol

    Electronics For Imaging, Inc. (EFII)
    ----------------------------------------------------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)


    ----------------------------------------------------------------------------

4.  Statement for Month/Year

    March 2002
    ----------------------------------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)


    ----------------------------------------------------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director     X  Officer                 10% Owner        Other
    ---             --- (give title below)  ---              --- (specify below)

    President
    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---


Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
+ Common Stock            01/31/02             V   1,123         D         17.3910      7,995                D
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless this form displays a currently valid OMB Number.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
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
Employee Stock Option (right to buy)    $13.7500
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Employee Stock Option (right to buy)    $15.6406
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Employee Stock Option (right to buy)    $20.4375
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Employee Stock Option (right to buy)    $25.6250
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Employee Stock Option (right to buy)    $33.8125
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Employee Stock Option (right to buy)    $47.2500
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Stock Option (right to buy)             $13.7500
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

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-                  Amount or                  at End           Indirect      (Instr.
                               Exer-    tion         Title       Number of                  of               (I)           4)
                               cisable  Date                     Shares                     Month            (Instr. 4)
                                                                                            (Instr. 4)
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
                                        08/04/08   Common Stock    6,563                      6,563            D
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                                        01/22/08   Common Stock    5,375                      5,375            D
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                                        10/30/05   Common Stock    5,000                      5,000            D
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                                        07/15/06   Common Stock    3,000                      3,000            D
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                                        03/23/09   Common Stock  110,000                    110,000            D
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                                        07/01/07   Common Stock   18,500                     18,500            D
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                                        01/03/11   Common Stock  175,000                    175,000            D
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Explanation of Responses:

See continuation page(s) for footnotes

                                                                                  /s/ Guy Gecht                        3/11/2002
                                                                                  -------------------------------  -----------------
                                                                                  **Signature of Reporting Person        Date


       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless this form displays a currently valid OMB Number.

Gecht, Guy                      Electronics For Imaging, Inc. (EFII)
303 Velocity Way                March 2002
Foster City, CA 94404




+ Represents shares acquired under the issuer's 2000 Employee Stock Purchase Plan. Note that this is an exempt transaction under Rule 16b-3(c) of the Securities Exchange Act of 1934, which is being reported voluntarily.